Securities and Exchange Commission
                             Washington, D.C. 20549

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                                   FORM 8-K/A

                                 CURRENT REPORT

                         Pursuant to Section 13 or 15(d)
                       of Securities Exchange Act of 1934

                Date of Report (Date of earliest event reported)
                                 January 4, 1996


                         OAK TREE MEDICAL SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)


                                Delaware 0-16206
      (State or other jurisdiction of incorporation) (Commission File No.)



                              16504 Stonehaven Road
                           Miami Lakes, Florida 33014
              (Address of principal executive offices) (Zip Code)


       Registrant's telephone number, including area code: (305) 822-8889



Item 4. Changes in Registrant's Certifying Accountant

         (a) BDO Seidman, LLP ("BDO") has served as the independent auditors of the Registrant for the period September 6, 1995 until January 4, 1996. During its term of engagement, BDO advised the Registrant of its need to significantly expand its audit of the cost and carrying values of certain gold ore reserve property, which had been acquired by the Registrant in May 1993 in exchange for a controlling interest in the Registrant, a portion of which shares were subject to an immediately exercisable option by another shareholder of the Registrant. Specifically, BDO requested a current, independent appraisal of the gold ore reserve property and documentary evidence of the cost of the property to its prior owner. The Registrant terminated BDO because it was unable to provide the requested appraisal or the documentary evidence. The gold ore reserve property had been transferred to Accord Futronics Corporation ("Accord") on June 21, 1995 for 6,000,000 shares of its common stock, representing approximately 30% of the outstanding common stock of Accord. Additionally, Accord lent the Registrant $100,000, which was collateralized and guaranteed by a principal stockholder of the Registrant. Because BDO was terminated as auditors of the Registrant, it did not complete certain procedures related to the gold ore reserve property, the result of which could have materially impacted the fairness or reliability of the financial statements for the year ended May 31, 1995 (the period covered by BDO's incomplete engagement) and for the years ended May 31, 1994 and 1993 (with which BDO has no association). The Registrant has permitted BDO to respond to the inquiries of Simon Krowitz Bolin & Associates, PA concerning the gold ore reserve property. The decision to change auditors was approved by the Registrant's Board of Directors.

         (b) Simon Krowitz Bolin & Associates PA has been engaged by the Registrant as of January 4, 1996 as its principal independent auditors and served as the independent auditors of the Registrant for the fiscal year ended May 31, 1995.


Item 7.  Financial Statement and Exhibits

         (c) The following documents are filed herewith as exhibits:

                  16.1     Letter from BDO Seidman, LLP



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                                                 SIGNATURE



         Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            OAK TREE MEDICAL SYSTEMS, INC.



                                                     /s/ Irwin Bosh Stack
                                          Name:    Irwin Bosh Stack
                                            Title:     Chairman of the Board


Date:  March 5, 1996



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